Exhibit 99.1

AgroFresh Solutions Announces Various Agreements with The Dow Chemical Company and Avenue Capital

Revisions to Tax Receivables Agreement, Warrant Purchase Agreement and Payable Balances Provides Immediate Estimated Benefit of Approximately $85 million

PHILADELPHIA, April 5, 2017 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced today revisions to various agreements arising from its separation from The Dow Chemical Company (“Dow”). Collectively, these revisions increase the Company’s equity and reduce its interest expense and cash payments associated with certain ongoing obligations.

Jordi Ferre, Chief Executive Officer, commented, "The modifications negotiated with Dow and Avenue Capital reflect their confidence in AgroFresh, our proprietary SmartFreshTM technology and the future prospect for the Company to become the leader in solutions that extend the freshness and quality of fruit and produce from storage to retail. Not only will this agreement immediately increase our equity and improve our future financial performance by reducing the interest expense and cash payments, importantly it will help us accelerate our path into future growth.”

The existing Tax Receivables Agreement (“TRA”) has been amended to provide that AgroFresh’s obligations to make future payments will be reduced from 85% to 50% of the tax savings associated with the step-up in the value of the AgroFresh assets that occurred in connection with the business combination. The net present value of the TRA liability will be reduced by $65 million and interest expense on this obligation is expected to decrease by approximately $6 million per year.

Dow has also agreed to buy up to 10% of AgroFresh’s outstanding shares through open market purchases. Additionally, the Company, Dow and Avenue have agreed to terminate the Warrant Purchase Agreement entered into in connection with the business combination, with no further obligations on the part of any of the parties. Lastly, Dow and Avenue Capital (through its affiliates) have agreed to make available up to $100 million of aggregate borrowing capacity for potential strategic acquisitions by the Company.

About AgroFresh
AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista, RipeLock, LandSpring) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential acquisition and growth opportunities, the value of the revisions to the Company’s agreements with Dow described herein, and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
Joe Hassett
Gregory FCA
610-228-2110
joeh@gregoryfca.com

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